Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT is entered into and effective as of this           day of                         ,              (the “Date of Grant”), by and between Northern Technologies International Corporation (the “Company”) and                                    (the “Grantee”).

A.            The Company has adopted the Northern Technologies International Corporation Amended and Restated 2007 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant restricted stock awards to Eligible Recipients (as defined in the Plan).

B.            The Grantee is an Eligible Recipient (as defined in the Plan).

C.            The Company desires to give the Grantee an incentive in the form of a grant of a restricted stock award pursuant to the Plan, to encourage the Grantee’s long-term performance for the Company and its stockholders as an employee, officer or director and more closely align the Grantee’s interest in the Company with that of the Company’s stockholders.

Accordingly, the parties agree as follows:

1.     Grant of Award.

The Company hereby grants to the Grantee a restricted stock award (the “Award”) consisting of                                      (          ) shares (the “Award Shares”) of the Company’s common stock, $0.02 par value (the “Common Stock”), according to the terms and subject to the restrictions and conditions hereinafter set forth and as set forth in the Plan.  Reference to “Award Shares” in this Agreement will be deemed to include the Dividend Proceeds (as defined in Section 3.3 of this Agreement) with respect to such Award Shares that are retained and held by the Committee as provided in Section 3.3 of this Agreement and the Plan.

2.     Grant Restriction.

2.1           Restriction and Forfeiture.  The Grantee’s right to retain the Award Shares will be subject to the Grantee remaining in the continuous service of the Company as an employee, officer or director for a period of                  (      ) years (the “Restriction Period”) following the Date of Grant; provided, however, that such period restrictions (the “Restrictions”) will vest or lapse and terminate prior to end of the Restriction Period with respect to installments of Award Shares to the extent and on such dates as follows:

Date of Vesting/ Restriction Lapse	Number of Award Shares for Which Restrictions Vest/Lapse

2.2           Termination of Employment or Service.

(a)           General Rule.  In the event the Grantee’s employment or service relationship with the Company and all Subsidiaries is terminated by reason of death, Disability, Retirement, or any other reason, all outstanding Award Shares held by Grantee that have not vested and the

Restriction Period has not lapsed pursuant to Section 2.1 or otherwise as of such termination will be terminated and forfeited and the certificate(s) representing the non-vested portion of the Award Shares so forfeited shall be canceled.

(b)           Modification of Rights Upon Termination.  Notwithstanding the other provisions of this Section 2.2, upon a Grantee’s termination of employment or service relationship with the Company, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause any or all of any outstanding Award Shares then held by such Grantee to vest and/or continue to vest or become free of restrictions following such termination of employment or service relationship, in each case in the manner determined by the Committee; provided, however, that any modification of an Award upon a Grantee’s termination of employment or service relationship will be subject to Sections 12.3, 12.5 and 12.6 of the Plan.

(c)           Effect of Actions Constituting Cause or Adverse Action.  Notwithstanding anything in this Agreement to the contrary and in addition to the rights of the Committee under Section 12.5 of the Plan, in the event that the Grantee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Grantee’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Grantee was terminated as a result of such Cause or Adverse Action, (a) all rights of the Grantee under the Plan and any agreements evidencing an Incentive Award then held by the Grantee, including without limitation this Award and this Agreement, will terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Incentive Awards of the Grantee that were exercised, vested or issued, or as to which such payment was made, including without limitation this Award, and to require the Grantee to pay to the Company, within 10 days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to any Incentive Award).  The Company will be entitled to withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations.  This Section 2.2(c) shall not apply following a Change of Control.

2.3           Change in Control.

(a)           Impact of Change in Control.  If a Change in Control (as defined in the Plan) of the Company occurs, then the Restrictions applicable to the Award Shares that have been outstanding will become immediately fully vested and non-forfeitable, subject to Section 14.4 of the Plan.

(b)           Limitation on Change in Control Payments.  Notwithstanding anything in this Section 2.3 to the contrary, if, with respect to the Grantee, the acceleration of the vesting of the Award Shares as provided above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that the Grantee has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to the Grantee as set forth herein will be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, that such reduction shall be made only if the aggregate amount of the payments after such reduction exceeds the difference between (A) the amount of such payments absent such reduction minus (B) the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments.  Notwithstanding the foregoing sentence, if the Grantee is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Sections 280G or 4999 of the Code (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Grantee will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 2.3(b) will not apply, and any “payments” to the Grantee as provided herein will be treated as “payments” arising under such separate agreement.

3.             Issuance of Award Shares.

3.1           Issuance of Award Shares; Transferability.  The Company shall issue the Award Shares subject to this Award in book entry.  The Secretary of the Company shall direct the Company’s transfer agent not to honor any requests by the Grantee to transfer the Award Shares subject to this Award or to issue a physical stock certificate representing such shares and any distributions made with respect to such shares until such time as the Award Shares vest and become free of Restrictions and nonforfeitable.  As soon as practicable after each date that a portion of the Award shares vest and become free of Restrictions and nonforfeitable under Section 2.1 of this Agreement or otherwise, the Company shall direct the Company’s transfer agent to honor any requests thereafter by the Grantee to transfer such Award Shares (together with any distributions made with respect to such Award Shares that have been held by the Company) or to issue a physical stock certificate representing such Award Shares.  If Award Shares are forfeited or if this Award and/or Award Shares are rescinded under Section 2.2(c), the Award Shares (together with any distributions made with respect to the Award Shares that have been held by the Company) automatically shall revert back to the Company.

3.2           Privileges of a Stockholder.  Grantee shall have the right under this Award to vote all of the Award Shares subject to this Award until the Grantee’s right to such Award Shares is forfeited.  If the Grantee forfeits any Award Shares under Section 2 or otherwise, the Grantee shall at the same time forfeit the Grantee’s right to vote such shares.  Any stock or cash dividends or other distributions of property made with respect to Award Shares that remain subject to Restrictions and forfeiture under Section 2 shall be held by the Company, and the Grantee’s rights to receive such dividends or other property shall be forfeited or shall be nonforfeitable at the same time the Award Shares with respect to which the dividends or other property are attributable are forfeited or become nonforfeitable.  Except for the rights to vote the Award Shares subject to this Award which are described in this Section 3.2, the Grantee shall have no rights as a stockholder of the Company with respect to such Award Shares until the Grantee’s interest in such shares has become nonforfeitable and the Restrictions lapse.

3.3           Dividends and Other Distributions.  Unless the Committee determines otherwise in its sole discretion, any dividends or distributions with respect to the Award Shares, including regular cash dividends, stock dividends or dividends in kind (all of which will collectively be referred to as “Dividend Proceeds”), will be subject to the same Restrictions and risk of forfeiture as the forfeitable Award Shares in respect of which they are issued or transferred, will be deposited, along with any necessary duly endorsed stock powers, with the Company or its transfer agent, and will become Award Shares for the purposes of this Agreement.  The

Committee may, in its sole discretion, determine whether any interest will be paid on such Dividend Proceeds.

3.4           Employment or Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employ of or provide services to the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

4.             Section 83(b) Election.

The Grantee hereby acknowledges that Grantee has been informed that, with respect to the grant of the Award, an election may be filed by the Grantee with the Internal Revenue Service, within 30 days of the Date of Grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Award on the Date of Grant.  The Grantee acknowledges that it is the Grantee’s sole responsibility to timely file the election under Section 83(b) of the Code if the Grantee chooses to make such an election.  The Grantee has been advised that he or she should consult his or her personal tax or financial advisor with any questions regarding whether to make a Section 83(b) election.  If the Grantee makes such an election, the Grantee agrees to promptly provide the Company a copy of the election form.

5.     Withholding Taxes.

The Company is entitled to (a) withhold and deduct from future wages of the Grantee (or from other amounts that may be due and owing to the Grantee from the Company or a Subsidiary), or cause to be paid to the Company out of the Dividend Proceeds, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to the receipt of the Award, the receipt of dividends or distributions on Award Shares, or the lapse or termination of the Restrictions applicable to the Award Shares; (b) withhold cash paid or payable or shares of Common Stock from the shares issued or otherwise issuable to the Grantee in connection with this Award; or (c) require the Grantee promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to this Award.  Shares of Common Stock issued or otherwise issuable to the Grantee in connection with this Award that gives rise to the tax withholding obligation that are withheld for purposes of satisfying the Grantee’s withholding or employment-related tax obligation will be valued at their Fair Market Value on the Tax Date.

6.     Adjustments.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustment (which determination will be conclusive) as to the number and kind of securities or other property (including cash) subject to, and the exercise price of, this Award.

7.     Stock Subject to Plan.

This Award and the Award Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

8.     Miscellaneous.

8.1           Code Section 409A Compliance.  If any provision of this Agreement would result in the imposition of an excise tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A will be deemed to impair a benefit under this Agreement.

8.2           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

8.3           Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

8.4           Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

8.5           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

8.6           Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

8.7           Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

8.8           Nature of the Grant.  In accepting this Award and by execution of this Agreement, the Grantee acknowledges that:

(a)           The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Agreement.

(b)           The grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future Award grants, or benefits in lieu of Award grants, even if Award grants have been granted repeatedly in the past.

(c)           All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.

(d)           Grantee is voluntarily participating in the Plan.

(e)           The grant of this Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

(f)            The future value of the Award Shares is unknown and cannot be predicted with certainty.

(g)           In consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of this Award resulting from termination of Grantee’s employment or service by the Company or one of its Subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and its Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of this Award and execution of this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

(h)           The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan.

(i)            Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

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The parties to this Agreement have executed this Agreement effective the day and year first above written.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By

Its

GRANTEE*

(Signature)

(Name and Address)

*By execution of this Agreement, the Grantee acknowledges having received electronically a copy of the Plan, the Prospectus relating to the Plan and the Company’s most recent Annual Report on Form 10-K. The Grantee hereby agrees to accept electronic delivery of copies of any future amendments or supplements to the Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to the Company’s security holders generally by email directed to the Grantee’s Company email address.